Exhibit 99.1

To: All TFM Employees
From: Rick Anicetti
Subject: Apollo to Acquire The Fresh Market

To Our Valued Employees:

We are pleased to share with you some very exciting news about our company.  Moments ago, we announced an agreement for our company to be acquired by Apollo Global Management.  Upon completion of this transaction, we will become a private company and our stock will no longer be listed on the NASDAQ stock exchange.  The press release we issued is attached.

I realize you may have questions so I wanted to give you some insight into what this means for you, how we got here and what comes next.

For our store associates and the vast majority of our employees, nothing changes from a day-to-day operational perspective.  Apollo is attracted to our business due to the strength of our brand and our track record of providing high-quality products and customer service.  Apollo, with its deep operational and financial resources, is committed to seeing The Fresh Market thrive and succeed.

Apollo is a highly respected investment firm that manages approximately $170 billion in assets.  Apollo has successfully partnered with dozens of companies like ours across a core group of nine industries – including Grocery, Specialty Retail, Food & Beverage and Consumer Products – to strengthen their market positions and grow their businesses.

As for how we got here, as you know, we announced in October of last year that our Board was actively engaged with management and external advisors in a strategic and financial review of our business.  One of the options considered during this review was the possibility of a sale.  We had interest from numerous parties and, after an open and thorough process of evaluating offers in the context of our strategic plan, our Board concluded that accepting this offer presented the most value and was in the best interests of the Company and our stockholders.

As for what’s next, it’s business as usual in the near term.  It’s important to note that today’s announcement is just the first step in the process.  Regulatory approvals must be received and stockholders must decide to tender (or sell) their shares to Apollo as part of the transaction.  We expect the transaction to close in the second quarter of 2016.  Over the longer term, Apollo has made it clear that they look forward to working with us to deliver the most inspiring and engaging food shopping experience in the industry with best-in-class customer service.

If you have questions and want more detail on this announcement, I invite you to join me and the Senior Leadership Team for a Town Hall meeting today at 9:00 am EST at the Proximity Hotel.  For those who cannot attend, we plan on sending further communication later today.  In the meantime, we are providing you with a short FAQ (attached) to address some of the top questions.

This news may generate attention from external audiences.  Should you receive any inquiries, please direct them to Investor Relations at (336) 615-8065.

In short, we are and have been on the right track and it is therefore important to remain focused on our customers, on our day-to-day responsibilities and on the performance initiatives already underway.  We have built a great business and I believe our future ahead is even brighter.

Thank you for all of your efforts on behalf of The Fresh Market and the customers and communities we serve.

Sincerely,

Rick Anicetti
President and Chief Executive Officer

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Forward Looking Statements

This communication contains forward-looking statements in addition to historical information. The Fresh Market uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements. All statements that address activities, events or developments that The Fresh Market intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as The Fresh Market industry, business strategy, goals and expectations concerning The Fresh Market’s market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of The Fresh Market’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for The Fresh Market will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement for the proposed transaction, including in circumstances which would require The Fresh Market to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on The Fresh Market’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from The Fresh Market’s ongoing business operations; (xi) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xii) other factors as set forth from time to time in The Fresh Market’s filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended January 25, 2015 and any subsequent Form 10-Qs.  Any forward-looking statement made by The Fresh Market in this communication speaks only as of the date hereof. Factors or events that affect the proposed transaction or could cause The Fresh Market’s actual results to differ may emerge from time to time, and it is not possible for The Fresh Market to predict all of them. The Fresh Market undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information and Where to Find It

The tender offer for the outstanding shares of The Fresh Market referenced in this communication has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Apollo and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Apollo and its acquisition subsidiary Pomegranate Merger Sub, Inc. will file tender offer materials on Schedule TO, and The Fresh Market thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE FRESH MARKET ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE FRESH MARKET SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of The Fresh Market at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may obtain a free copy of the Solicitation/Recommendation Statement and other related documents (when available) that The Fresh Market files with the SEC, free of charge, from The Fresh Market at ir.thefreshmarket.com or by directing a request to Investor Relations, at 336-615-8065 or investorrelations@thefreshmarket.com.